EXHIBIT 99.1

For Immediate Release

       Network Commerce Wins Dismissal of Shareholder Class Action Lawsuit


SEATTLE -- September 26, 2002 -- Network Commerce Inc. (OTCBB: NWKC), today announced that the United States District Court for the Western District of Washington in Seattle has dismissed with prejudice the consolidated securities class actions filed against the company and Dwayne Walker, the company's chairman and former chief executive officer and president.

This litigation was a consolidation of multiple putative class actions, the first of which was filed on May 10, 2001, alleging violations of the federal securities laws based on alleged misrepresentations and omissions. On January 28, 2002, the company and Mr. Walker filed a motion to dismiss the consolidated class action complaint for failure to state a claim on which legal relief can be granted, and on September 24, 2002, the court granted the motion, and denied the plaintiffs' request to file an amended complaint.

Once a judgment is entered, the order will be subject to appeal. The company has no information as to whether an appeal will be taken.

"We're pleased with the ruling. We are hopeful that we can put the distractions of this litigation behind us," said Scott Dickson, Network Commerce's chief financial officer and acting chief executive officer.

The company and Mr. Walker were represented in the class actions by Stellman Keehnel of Gray Cary Ware & Freidenrich LLP.

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About Network Commerce Inc.

Established in 1994, Network Commerce Inc. (OTCBB: NWKC) is a technology infrastructure and services company. Network Commerce provides a comprehensive technology and online business services platform that includes domain registration, hosting, commerce, and online marketing services. Network Commerce is headquartered in Seattle, WA.

Forward Looking Statements:

Certain statements in this announcement may contain "forward-looking statements" within the meaning of the Securities Act of 1933 as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "believe," "expect," "intend,"
"anticipate," variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are not guaranties of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement. Factors that could affect Network Commerce's actual results include, among others, the factors described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001. Network Commerce undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Press Contact:
Anne-Marie Savage, Network Commerce Inc.,
(206) 223-1996, annemaries@networkcommerce.com

Investor Relations Contact:
Lynn Thomas, Network Commerce Inc.,
(206) 223-1996, ir@networkcommerce.com

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